First Amendment to the Bylaws of

Wolf Energy Services Inc. (formerly known as Enviro Technologies U.S., Inc.)

Article X, Section 10.06. Forum for Adjudication of Disputes is hereby deleted in its entirety and replaced with the following:

[Reserved]

Effective April 14, 2023